Exhibit A

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing on behalf of each of them of Schedule 13D with respect to the shares of Common Stock, par value $0.01, of Texas Rare Earth Resources Corp. (“TRER”), a Nevada Corporation, whose principal executive offices are located at 304 Inverness Way South, Suite 365, Englewood, Colorado 80112, and any amendments to such statement on Schedule 13D executed by each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided, however, that no party is responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Joint Filing Agreement on June 3, 2012.

/s/ Daniel E. Gorski
Daniel E. Gorski

/s/ Cecil C. Wall
Cecil C. Wall
Trustee of Cecil C. Wall Fam Inter
Vivos Rev TR, DTD 02/22/90

/s/ Cecil C. Wall
Cecil C. Wall
Trustee of Jane O. Wall Fam Inter
Vivos Rev TR, DTD 02/22/90

C-Wall Investment Company, LLC

By	/s/ Cecil C. Wall
Cecil C. Wall, Manager

/s/ G. W. McDonald
G. W. McDonald
Trustee of G. W. & Patricia A. McDonald
TR, DTD 9/16/11

Roseland Enterprises, Ltd.

        By The Roseland Enterprises Trust,

        its general partner

By	/s/ G.W. McDonald
G.W. McDonald, Trustee